EXHIBIT 21.1

SUBSIDIARIES OF CADRE HOLDINGS, INC.

The following are subsidiaries of Cadre Holdings, Inc. as of December 31, 2025 and the jurisdictions in which they are organized.

Company	State or Jurisdiction of Incorporation/Organization
Safariland, LLC	Delaware
Safariland Global Sourcing, LLC	Delaware
Horsepower, LLC	Delaware
Sencan Holdings, LLC	Delaware
Med-Eng, LLC	Delaware
Atlantic Tactical, Inc.	Pennsylvania
GH Armor Systems Inc.	Delaware
Defense Technology, LLC	Delaware
Safariland Distribution, LLC	Delaware
United Uniform Distribution, LLC	Delaware
Safariland Internacional S.A. de C.V.	Mexico
The Safariland Group Hong Kong Limited	Hong Kong
The Safariland Group Nederland B.V.	Netherlands
UAB Safariland Lithuania	Lithuania
The Safariland Group SPRL	Belgium
Med-Eng Holdings ULC	British Columbia
Pacific Safety Products Inc.	Canada
TSG UK Investment Holdings Limited	England and Wales
Safariland UK Holding Limited	England and Wales
Safariland UK Ltd.	England and Wales
LBA International Limited	England and Wales
SenCan Limited	England and Wales
TSG Italy Investment Holdings S.r.l.	Italy
Radar Leather Division S.r.l.	Italy
Cyalume Technologies, Inc.	Delaware
CT SAS Holdings, Inc.	Delaware
Cyalume Technologies SAS	France
ICOR Technology, Inc.	Canada
Alpha Safety Intermediate, LLC	Delaware
NucFil, LLC	Colorado
Pajarito Scientific Corporation	Delaware
NFT-EPD, LLC	Colorado
Pajarito Scientific Security Corporation	New Mexico
Pajarito Scientific Corporation, Canada	Canada
Pajarito Scientific Corporation UK LTD	England and Wales
Zircaloy Holdings, LLC	Delaware
Zircaloy Engineering US, Inc.	Delaware
NuVision Engineering, Inc.	Pennsylvania
Bendalls Engineering Limited	England and Wales

NW Total Engineered Solutions Limited	England and Wales
Wälischmiller Engineering GmbH	Germany